Exhibit 99.1

China Commercial Credit, Inc. Wins US$1.5 million Arbitration Award Against Sorghum Investment Holdings Limited

SUZHOU, CHINA, August 6, 2018 - China Commercial Credit, Inc. (Nasdaq: GLG, formerly CCCR) (the “Company”), a service provider of used luxurious car leasing, announced today that it received a favorable final arbitration award (the “Award”) from the International Arbitration Tribunal (the “Tribunal”) of the American Arbitration Association (“AAA”) on July 31, 2018 in its previously disclosed arbitration with Sorghum Investment Holdings Limited (“Sorghum”). In the Award, the Tribunal found that Sorghum willfully breached the certain Share Exchange Agreement (the “Exchange Agreement”) dated August 9, 2017 by and among Sorghum, the Sorghum shareholders and the Company. The Tribunal awarded the Company damages of US$1,436,521.50 against Sorghum and denied Sorghum’s counterclaims against the Company in all aspects with prejudice. The Tribunal also awarded pre-award interest of 9% per annum from December 19, 2017, the date of breach to July 30, the date of Award. The Award is final.

The management team of the Company stated, “We are very pleased with the Tribunal award in our favor. The Tribunal was very thorough and it is gratifying that it agreed with the Company. We will use our best effort to enforce the award to make up the loss to our shareholders resulting from Sorghum’s willful breach. We look forward to putting that money to work to help us grow our operations for the benefit of our company and its stockholders.”

About China Commercial Credit, Inc.

China Commercial Credit Inc. (Nasdaq: GLG) currently engages in used luxurious car leasing. The used luxurious car business is conducted under the brand name “Batcar” by the Company’s VIE entity, Beijing Youjiao Technology Limited.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China Commercial Credit, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Ms. Tina Xiao

Ascent Investor Relations LLC

Email: tina.xiao@ascent-ir.com